Exhibit 99.1

345 E. Main St.

Warsaw, IN 46580

www.zimmerbiomet.com

Contacts:

Media	Investors
Monica Kendrick	Robert J. Marshall Jr.
574-372-4989	574-371-8042
monica.kendrick@zimmerbiomet.com	robert.marshall@zimmerbiomet.com

Barbara Goslee
574-371-9449
barb.goslee@zimmerbiomet.com

ZIMMER BIOMET TO ACQUIRE MEDTECH

(WARSAW, IN and MONTPELLIER, FRANCE) July 18, 2016 – Zimmer Biomet Holdings, Inc. (NYSE and SIX: ZBH) (Zimmer Biomet), a global leader in musculoskeletal healthcare, and Medtech SA (Euronext, FR0010892950 – ROSA) (Medtech), a leading French medical technology company, today announced that, following the unanimous approval of both companies’ boards of directors, a wholly-owned subsidiary of Zimmer Biomet has acquired 1,406,151 Medtech shares, representing 58.77% of the outstanding share capital of Medtech, from Mr. Bertin Nahum, Newfund and certain other selling stockholders in a private transaction, as well as all outstanding convertible bonds and warrants previously issued by Medtech to Ally Bridge Group.

The shares were acquired at a price of €50.00 per share, the convertible bonds at a price of €50.03 per convertible bond and the warrants at a price of €17.17 per warrant.

In accordance with French law, a wholly-owned subsidiary of Zimmer Biomet will launch, as soon as possible, an all-cash simplified tender offer to acquire the remaining outstanding shares of Medtech for the same price per share (€50.00). The draft documentation relating to the public offer will include the terms and conditions of the offer and will be subject to review by the Autorité des marchés financiers (AMF). The offer will only be opened after the AMF has granted its clearance. The tender offer would be followed by a squeeze out of minority shareholders if the conditions are met at the end of the offer. Ledouble (represented by Mr. Olivier Cretté) has been appointed as independent expert pursuant to art. 261-1 I and II of the AMF General Regulation.

In connection with the change in control of Medtech, the following members of Medtech’s board of directors have resigned: Mr. Frank Yu, Mr. Fernand Badano and Mr. Eric Briole. The resulting vacancies on Medtech’s board of directors, as well as a fourth vacancy created earlier this year following the resignation of a representative of Newfund, have been filled by four representatives of Zimmer Biomet.

Subject to the terms of the agreement between the parties, Zimmer Biomet intends to continue operations of Medtech at the current headquarters in Montpellier, and also intends that this location become a center of excellence for the purchaser’s robotic development activities. Zimmer Biomet intends that Bertin Nahum, current CEO of Medtech, will lead the purchaser’s robotic development activities.

About Zimmer Biomet

Founded in 1927 and headquartered in Warsaw, Indiana, Zimmer Biomet is a global leader in musculoskeletal healthcare. We design, manufacture and market orthopaedic reconstructive products; sports medicine, biologics, extremities and trauma products; spine, bone healing, craniomaxillofacial and thoracic products; dental implants; and related surgical products.

We collaborate with healthcare professionals around the globe to advance the pace of innovation. Our products and solutions help treat patients suffering from disorders of, or injuries to, bones, joints or supporting soft tissues. Together with healthcare professionals, we help millions of people live better lives.

We have operations in more than 25 countries around the world and sell products in more than 100 countries. For more information, visit www.zimmerbiomet.com or follow Zimmer Biomet on Twitter at www.twitter.com/zimmerbiomet.

About Medtech

Founded in 2002 by Bertin Nahum and based in Montpellier, France, Medtech is a leader in the design, development and marketing of innovative robotic applications to assist surgeons during their medico-surgical interventions, thus contributing to the implementation of safer, more efficient, less invasive treatment.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking information related to Zimmer Biomet, Medtech and the acquisition of the outstanding share capital of Medtech by a wholly-owned subsidiary of Zimmer Biomet that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. All statements other than statements of historical or current fact are, or may be deemed to be, forward-looking statements. Risks and uncertainties include, among other things, the possibility that AMF will not grant its clearance of the tender offer, on a timely basis or at all, uncertainty as to how many of Medtech’s shareholders will tender their shares in the tender offer, and the possibility that the squeeze out of any remaining Medtech shareholders will not occur on the anticipated timeframe or at all. Readers of this communication are cautioned not to place undue reliance on any of these forward-looking statements, since, while management believes the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. These forward-looking statements speak only as of the date of this communication. Zimmer Biomet and Medtech undertake no obligation to update any of these forward-looking statements as the result of new information or to reflect events or circumstances after the date of this communication or to reflect actual outcomes. A further description of risks and uncertainties relating to Zimmer Biomet can be found in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the U.S. Securities and Exchange Commission and available at www.sec.gov. This cautionary statement is applicable to all forward-looking statements contained in this communication.